Table of Contents

Exhibit 4.12

January 4, 2006

Coca-Cola de Panamá, Compania Embotelladora, S.A.
Republic of Panama

Ladies and Gentlemen:

In regards to the Bottler Agreement effective November 1, 2004 (“the Agreement”) among you and The Coca-Cola Company (the “Company”), we are writing to inform you that a new bottler agreement is in the final stages of discussion and approval among the parties, which we estimate will be executed towards the end of June 2006, at present the Agreement is temporarily extended from January 1, 2006 until

June 30, 2006

With the exception of said extension, all the terms and conditions of the Agreement will continue to be fully valid and up until the expiration of said additional term, said Agreement will expire and the Company will no longer have the right to claim a tacit renewal of the aforementioned.

Sincerely,

THE COCA-COLA COMPANY

By: /s/ ______________________
Vice President

Accepted by:
COCA-COLA DE PANAMÁ,
COMPANÍA EMBOTELLADORA, S.A.

By: _/s/________________

Attorney in fact